                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25                  SEC FILE NUMBER

                                                                  0-28423

                           NOTIFICATION OF LATE FILING          ---------------

                                                                 CUSIP NUMBER

                                                                   91915P 10 7

(Check One): |_|Form 10-K |_|Form 20-F |_|Form 11-K |X| Form 10-Q |_|Form N-SAR

          For Period Ended:   06/30/2014

                           -------------------

          (   ) Transition Report on Form 10-K

          (   ) Transition Report on Form 20-F

          (   ) Transition Report on Form 11-K

          (   ) Transition Report on Form 10-Q

          (   ) Transition Report on Form N-SAR

          For the Transition Period Ended:_____________________________________

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 Read Instructions (on back page) Before Preparing Form. Please Print or Type.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION

                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

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     If the notification relates to a portion of the filing checked above,

            identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrants:

Validian Corporation

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Former Name if Applicable

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Address of Principal Executive Offices (Street and Number)

6 Gurdwara Rd, Suite 206

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City, State and Zip Code

Ottawa, Ontario, Canada K2E 5A3

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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate)

       (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

   X   (b)  The subject quarterly report on Form 10-Q will be filed on or before the fifth calendar day following the prescribed due date; and

       (c)  The accountant's statement or other exhibit required by

            Rule 12(b)-25(c) has been attached if applicable.

PART III -- NARRATIVE

State  below in  reasonable  detail the  reasons  why the Form 10-Q could not be filed within the prescribed time period. (Attach Extra Sheets If Needed)

"The financial statements and Managements Discussion are not completed."

PART IV --OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification:

      Bruce Benn                                        613-224-3535

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        Name                                      Area Code    Telephone Number

(2)  Have all other periodic  reports  required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act     of 1940 during the  preceding 12 months (or for such  shorter)  period that     the registrant was required to file such reports) been filed?  If answer is     no, identify report(s).                                        _          _

                                                              |X| Yes    | | No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings  statements  to be  included  in the  subject  report  or  portion thereof?                                                      _        _

                                                             | | Yes  |X| No

     If so, attach an explanation of the anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                             Validian Corporation

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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on their behalf by the undersigned hereunto duly authorized.

Date August 14, 2014            By /s/ Bruce Benn

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                                Bruce Benn, Chief Executive Officer

Instruction: The form may be signed by an executive officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing  the form  shall  be typed or  printed  beneath  the  signature.  If the statement is signed on behalf of the registrant by an authorized  representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

-----------------------------------ATTENTION------------------------------------

    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL

                        VIOLATIONS (SEE 18 U.S.C. 1001).

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